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                                                                         4(h)(1)


                            GUARANTY OF SENIOR NOTES



         This GUARANTY is made as of the 11th day of June, 2001 by the undersigned guarantors (each a "Guarantor" and collectively the "Guarantors") to [NOTEHOLDER] ("Noteholder").

                                    RECITALS

         A. Pursuant to that certain Note Purchase Agreement dated as of [October 1, 1994][August 1, 1996][March 25, 1997] (as amended or otherwise modified from time to time, the "Note Purchase Agreement") by and among Credit Acceptance Corporation, a Michigan corporation ("Company") and the Noteholder, the Noteholder extended credit to the Company on the terms set forth in the Note Purchase Agreement.

         B. As a condition to excluding from the Company's "Total Restricted Subsidiary Debt", as that term is defined in the Note Purchase Agreement, the Debt of the Guarantors attributable to their guaranty of obligations under the Amended and Restated Credit Acceptance Corporation Credit Agreement, dated as of June 11, 2001, among Comerica Bank, as agent, and the signatory banks thereunder (as amended or otherwise modified from time to time, the "Credit Agreement") the Guarantors must provide to the Noteholder and each other holder of the Company's senior notes, concurrently with the giving of the guaranty under the Credit Agreement, an equal and ratable guaranty on substantially similar terms.

         C. Each of the Guarantors desires to see the success of the Company and one another and, furthermore, has received and continues to receive direct and/or indirect benefits from the extension of credit made pursuant to the Note Purchase Agreement to the Company.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the undersigned Guarantors, intending to be legally bound, have executed and delivered this guaranty (as amended or otherwise modified from time to time, "Guaranty").

         1. Definitions. Unless otherwise provided herein, all capitalized terms used in this Guaranty shall have the meanings specified in the Note Purchase Agreement. The term "Noteholder" as used herein shall include any successors or assigns of the Noteholder, in accordance with the Note Purchase Agreement.

         2. Guaranty. Each of the Guarantors hereby guarantees to the Noteholder the due and punctual payment to the Noteholder when due, whether by acceleration or otherwise, of all amounts, including, without limitation, principal, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding), and all other liabilities and obligations of the Company, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with:

         (a) the Second Amended and Restated [10.37%] [9.49%] [9.27%] Senior Notes due [November 1, 2001][July 1, 2001][October 1, 2001], as such notes may be amended from time to time (the "Senior Notes");

         (b) all other indebtedness of the Company under or in connection with the Note Purchase Agreement, whether such indebtedness is now existing or hereafter arising; and

         (c) all extensions, renewals, restatements and amendments of or to the Senior Notes or such other indebtedness, or any replacements or substitutions therefor;

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whether on account of principal, interest, reimbursement obligations, fees, indemnities, and reasonable costs and expenses (including without limitation, all reasonable fees and disbursements of counsel to the Noteholder) or otherwise, and hereby jointly and severally agrees that if Company shall fail to pay any of such amounts when and as the same shall be due and payable, or shall fail to perform and discharge any covenant, representation or warranty in accordance with the terms of the Senior Notes or the Note Purchase Agreement (subject, in each case, to any applicable periods of grace or cure), each of the Guarantors will forthwith pay to the Noteholder an amount equal to any such amount or cause Company to perform and discharge any such covenant, representation or warranty, as the case may be, and will pay any and all damages that may be incurred or suffered in consequence thereof by Noteholder and all reasonable expenses, including reasonable attorneys' fees, that may be incurred by Noteholder in enforcing such covenant, representation or warranty of Company and in enforcing the covenants and agreements of this Guaranty.

         3. Unconditional Character of Guaranty. The obligations of each of the Guarantors under this Guaranty, to the full extent of their respective guarantees of Indebtedness hereunder, shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Senior Notes and the Note Purchase Agreement or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof, the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of Company under the Senior Notes and the Note Purchase Agreement, or any setoff, counterclaim, recoupment, limitation, defense or termination, whether with or without notice to any Guarantor. Each of the Guarantors hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Senior Notes and the Note Purchase Agreement, any right to require a proceeding first against Company, or against any other guarantor or other party providing collateral, or to exhaust any security for the performance of the obligations of Company, any protest, presentment, notice or demand whatsoever, and Company hereby covenants that this Guaranty shall not be terminated, discharged or released except, subject to Section 6.8 hereof, upon final payment in full (subject to no revocation or rescission) of all amounts due and to become due from Company, as and to the extent described above, and only to the extent of any such payment, performance and discharge. Each of the Guarantors further covenants that no security now or subsequently held for the payment of the indebtedness evidenced by the Senior Notes, or for the payment of any other indebtedness of Company to the Noteholder under the Senior Notes and the Note Purchase Agreement, whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of Noteholder in respect of such security, shall affect in any manner whatsoever the unconditional obligation of this Guaranty, and that the Noteholder, in its sole discretion and without notice to Company, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligation of this Guaranty.

         Without limiting the generality of the foregoing, such obligations, and the rights of the Noteholder to enforce the same, by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected by
(i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting Company, or others, or (ii) any change in the ownership of any of the capital stock of Company, or any other party providing collateral for any indebtedness covered by this Guaranty, or any of their respective Affiliates.

         Each of the Guarantors hereby waives to the fullest extent possible under applicable law:

                  (a) any defense based upon the doctrine of marshalling of assets or upon an election of remedies by Noteholder, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against the Noteholder for reimbursement, or both;

                  (b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;


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                  (c) any duty on the part of Noteholder to disclose to any
Guarantor any facts Noteholder may now or hereafter know about the Company, regardless of whether Noteholder has reason to believe that any such facts materially increase the risk beyond that which any such Guarantor intends to assume or has reason to believe that such facts are unknown to such Guarantor or has a reasonable opportunity to communicate such facts to such Guarantor, since each of the Guarantors acknowledges that it is fully responsible for being and keeping informed of the financial condition of Company and of all circumstances bearing on the risk of non-payment of any indebtedness hereby guaranteed;

                  (d) any defense arising because of Noteholder's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code;

                  (e) any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which any Guarantor may have or obtain against the Company by reason of the existence of this Guaranty, or by reason of the payment by any such Guarantor of any indebtedness or the performance of this Guaranty or of the Senior Notes and the Note Purchase Agreement, until the indebtedness has been repaid and discharged in full and no commitment to extend any credit under the Note Purchase Agreement (whether optional or obligatory) remains outstanding, and any amounts paid to any Guarantor on account of any such claim at any time when the obligations of such Guarantor under this Guaranty shall not have been fully and finally paid shall be held by such Guarantor in trust for Noteholder, segregated from other funds of such Guarantor, and forthwith upon receipt by such Guarantor shall be turned over to Noteholder in the exact form received by such Guarantor (duly endorsed to Noteholder by such Guarantor, if required), to be applied to such Guarantor's obligations under this Guaranty, whether matured or unmatured, in such order and manner as Noteholder may determine; and

                  (f) any other event or action (excluding compliance by each of the Guarantors with the provisions hereof) that would result in the discharge by operation of law or otherwise of the Guarantors from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.

         Noteholder may deal with Company and any security held by it for the obligations of Company in the same manner and as freely as if this Guaranty did not exist and the Noteholder shall be entitled, without notice to any of the Guarantors, among other things, to grant to the Company such extension or extensions of time to perform any act or acts as may seem advisable to Noteholder at any time and from time to time, and to permit the Company to incur additional indebtedness to Noteholder without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of any of the Guarantors hereunder.

         The Noteholder may proceed, either in its own name or in the name of any of the Guarantors, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantors. Each and every remedy of the Noteholder shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

         No waiver or release shall be deemed to have been made by the Noteholder of any of its rights hereunder unless the same shall be in writing and signed by Noteholder, and any such waiver shall be a waiver or release only with respect to the specific matter involved and shall in no way impair the rights of the Noteholder or the obligations of any of the Guarantors under this Guaranty in any other respect at any other time.

         At the option of the Noteholder, each or any of the Guarantors may be joined in any action or proceeding commenced by the Noteholder against Company or any of the other parties providing collateral for any indebtedness covered by this Guaranty in connection with or based upon the Senior Notes and the Note Purchase Agreement or other indebtedness to the Noteholder, or any provision thereof, and recovery


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

may be had against any such Guarantor in such action or proceeding or in any independent action or proceeding against such Guarantor, without any requirement that the Noteholder first assert, prosecute or exhaust any remedy or claim against Company and/or any of the other parties providing collateral for any indebtedness covered by this Guaranty, or any other indebtedness to Noteholder.

         As a separate, additional and continuing obligation, each of the Guarantors unconditionally and irrevocably undertakes and agrees with Noteholder that, should the amounts referred to in Section 2 of this Guaranty not be recoverable from such Guarantor in its capacity as a guarantor under this Guaranty for any reason whatsoever (including, without limitation, by reason of any provision of the Senior Notes and the Note Purchase Agreement being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by the Noteholder at any time, each of the Guarantors as sole, original and independent obligor, upon demand by Noteholder, will make payment to Noteholder of all such amounts by way of a full indemnity.

         4. Financing Integrated Operations. Company and the Guarantors (together with Company's other Subsidiaries) are engaged in and operate various lines of business as an integrated group. Such integrated operations require financing as and to the extent required for the continued successful operations of Company and the Guarantors, individually and as a whole. The Company has requested that the Noteholder make credit available to it primarily for the purpose of financing the integrated operations of Company and its Restricted Subsidiaries (including Guarantors), in addition to its separate operations. Each of such parties expects to derive benefit, directly or indirectly, from the credit extended by the Noteholder to the other such parties, both in the separate capacity of each of such parties and as a member of the integrated group, inasmuch as the successful operation and condition of Company and its Subsidiaries (including Guarantors) is dependent upon the continued successful performance of the functions of the integrated group as a whole and contributes to the financial and operational health of the integrated group. Furthermore, subject to Section 3(e) hereof, the Guarantors acknowledge that they will look to their common law and contractual rights of reimbursement, contribution, exoneration, indemnity and subrogation to adjust and/or reallocate, as among themselves (but without effect upon Noteholder), their relative rights and responsibilities in connection with any payment or performance by them, or any of them, under this Guaranty.

         5.       Additional Obligations

                  5.1 Currency Indemnity. All amounts payable by each Guarantor under this Guaranty shall be paid to Noteholder at its main office, or otherwise as it may from time to time direct, in full free of any present or future taxes, levies, imposts, duties, charges, fees or withholdings and without set-off or counterclaim or any restriction or deduction whatsoever. If any Guarantor is compelled by law to make any deduction or withholding, it will promptly pay to Noteholder such additional amounts as will result in the net amount received by Noteholder being equal to the full amount which would have been receivable had there been no deduction or withholding. Payment shall be in United States Dollars.

                  5.2 Representations and Warranties. Each of the Guarantors (i) ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants to Noteholder with respect to itself those matters set forth in Sections 6.1, 6.3 through 6.5, inclusive, 6.7, 6.8, 6.10, 6.13 and 6.15 through 6.20, inclusive, of the Credit Agreement, and such representations and warranties shall be deemed to be continuing representations and warranties true and correct in all material respects so long as this Guaranty shall be in effect; and (ii) agrees not to engage in any action or inaction, the result of which would cause a violation of any term or condition of the Note Purchase Agreement.

         6.       Miscellaneous.

                  6.1 Governing Law. This Guaranty has been delivered in Michigan and shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and be enforceable in, the State of Michigan, each of the Guarantors hereby consenting to the jurisdiction of state and all federal courts sitting in such state.


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

                  6.2 Severability. If any term or provision of this Guaranty, or the application thereof to any circumstance, or any or all of the obligations of any of the Guarantors under this Guaranty shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, or the obligations of each of the remaining Guarantors, as the case may be, shall not be affected thereby, and each term, provision and obligation of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

                  6.3 Notice. All notices and other communications to be made or given pursuant to this Guaranty shall be sufficient if made or given in writing and delivered by messenger, reputable air courier or deposited in the United States mails, registered or certified first class mail, or sent by telecopy, receipt confirmed, addressed to the Company as provided in the Note Purchase Agreement, or at such other addresses as directed by any of such parties to the others, as applicable, in compliance with this paragraph.

                  6.4 Right of Offset. Each of the Guarantors acknowledges the rights of the Noteholder, upon the occurrence and during the continuance of an Event of Default, to offset against the indebtedness of any Guarantor to the Noteholder under this Guaranty, any amount owing by the Noteholder to the Guarantors, or any of them.

                  6.5 Right to Cure. Each of the Guarantors shall have the right to cure any Event of Default under the Senior Notes and the Note Purchase Agreement with respect to obligations of the Company thereunder; provided that such cure is effected within the applicable grace period or period for cure thereunder, if any; and provided further that such cure can be effected in compliance with the Note Purchase Agreement. Except to the extent of payments of principal, interest and/or other sums actually received by the Noteholder pursuant to such cure, the exercise of such right to cure by any Guarantor shall not reduce or otherwise affect the liability of any other Guarantor under this Guaranty.

                  6.6 Joint and Several Obligation, Etc. The obligation of each of the Guarantors under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other Guarantors hereunder shall be in no way affected thereby. Noteholder may fail or elect not to prove a claim against any bankrupt or insolvent Guarantor and thereafter, Noteholder may, without notice to any of the Guarantors, extend or renew any part or all of any indebtedness of Company under the Note Purchase Agreement or otherwise, and may permit any Company to incur additional indebtedness, without affecting in any manner the unconditional obligation of each of the Guarantors hereunder. Such action shall not affect any right of contribution among the Guarantors.

                  6.7 Amendments; Joinder of Additional Guarantors. The terms of this Guaranty may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except as provided herein and in accordance with the Note Purchase Agreement. Each of the subsidiaries of the Company which become Significant Domestic Subsidiaries (as defined in the Credit Agreement) after the date hereof shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to Noteholder a joinder agreement in the form attached hereto as Exhibit A, provided that the liability of the Guarantors hereunder shall not be affected by the failure of any other Significant Domestic Subsidiary to execute and deliver a joinder agreement.

                  6.8 Release. Upon the satisfaction by any Guarantor of its obligations hereunder, and when such Guarantor is no longer subject to any obligation hereunder, the Noteholder shall deliver to the Guarantors, upon written request therefor, a written release of this Guaranty; provided however that the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event: (x) that any payment received or credit given by the Noteholder is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal or national law of any jurisdiction,


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
including without limitation laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against the Guarantors (or any of them) as if such returned, disgorged, recontributed or rescinded payment or credit had not been received or given by the Noteholder, and whether or not the Noteholder relied upon such payment or credit or changed its position as a consequence thereof or (y) that any liability is imposed, or sought to be imposed against the Noteholder relating to the environmental condition of any property mortgaged or pledged to Noteholder (or to Collateral Agent on behalf of the Lenders, as such terms are defined in the Credit Agreement) by any Guarantor, or by any other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Guaranty, or relating to any other environmental claim or matter, whether such condition, claim or matter is known or unknown, now exists or subsequently arises (excluding only conditions which arise after acquisition by Noteholder or the Collateral Agent of any such property, in lieu of foreclosure or otherwise, due to the wrongful act or omission of Noteholder or the Collateral Agent), in which event this Guaranty shall thereafter be enforceable against the Guarantors (or any of them) to the extent of all liabilities, costs and expenses (including reasonable attorneys fees) incurred by Noteholder as the direct or indirect result of any such environmental condition. For purposes of this Guaranty "environmental condition" includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.

         6.9 Limitation under Applicable U.S. Insolvency Laws. Notwithstanding anything to the contrary contained herein, it is the intention of the Guarantors and the Noteholder that the amount of the respective Guarantors' obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, "Applicable Insolvency Laws"). To that end, but only in the event and to the extent that the Guarantors' respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Guarantors' respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantors' respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 6.9, then the amount of such excess shall, from and after the time of payment by the Guarantors (or any of them), be reimbursed by the Noteholder upon demand by such Guarantors. The foregoing proviso is intended solely to preserve the rights of the Noteholder hereunder against the Guarantors to the maximum extent permitted by Applicable Insolvency Laws and neither Company nor any Guarantor nor any other Person shall have any right or claim under this Section 6.9 that would not otherwise be available under Applicable Insolvency Laws.

         6.10 Equal and Ratable. This Guaranty is being given on an equal and ratable basis with the guaranties given by the Guarantors to holders of the Company's other senior notes and to the banks which are parties to the Credit Agreement.

         IN WITNESS WHEREOF, the undersigned Guarantors have executed this Guaranty as of the date first above written.

AUTO FUNDING AMERICA OF NEVADA, INC.

By:  /S/ Douglas W. Busk

Its: Chief Financial Officer


CREDIT ACCEPTANCE CORPORATION LIFE INSURANCE COMPANY

By:  /S/ Douglas W. Busk
Its: Chief Financial Officer


BUYERS VEHICLE PROTECTION PLAN, INC.

By:  /S/ Douglas W. Busk

Its: Chief Financial Officer


CAC LEASING, INC.

By:  /S/ Douglas W. Busk

Its: Chief Financial Officer


VEHICLE REMARKETING SERVICES, INC.

By:  /S/ Douglas W. Busk

Its: Chief Financial Officer


CREDIT ACCEPTANCE CORPORATION OF NEVADA, INC.

By:  /S/ Douglas W. Busk

Its: Chief Financial Officer


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


                                                                       EXHIBIT A

                                JOINDER AGREEMENT



         THIS JOINDER AGREEMENT is dated as of _________________, _______ by __________________________, a ______________________ corporation ("New
Guarantor").

         WHEREAS, pursuant to Section 6.7 of that certain Guaranty dated as of ___________, _____ (as amended or otherwise modified from time to time, the "Guaranty") executed and delivered by the Guarantors named therein ("Guarantors") in favor of Noteholder (as defined in the Guaranty), the New Guarantor must execute and deliver a Joinder Agreement in accordance with the Credit Agreement and the Guaranty.

         NOW THEREFORE, as a further inducement to Noteholder to continue to provide credit accommodations to Company and to comply with the covenant in the Guaranty so that the Guarantors will not be in default under the Guaranty, New Guarantor hereby covenants and agrees as follows:

         1. All capitalized terms used herein shall have the meanings assigned to them in the Guaranty unless expressly defined to the contrary.

         2. New Guarantor hereby enters into this Joinder Agreement in order to assist the Guarantors in complying with Section 6.7 of the Guaranty and to assist the Company in avoiding an event of default under the Note Purchase Agreement, and does so in consideration of the credit extended by the Noteholder to the Company, from which New Guarantor shall derive direct and indirect benefit as with the other Guarantors (all as set forth and on the same basis as in the Guaranty).

         3. New Guarantor shall be considered, and deemed to be, for all purposes of the Guaranty and the Note Purchase Agreement, a Guarantor under the Guaranty as fully as though New Guarantor had executed and delivered the Guaranty at the time originally executed and delivered and hereby ratifies and confirms its obligations under the Guaranty, all in accordance with the terms thereof.

         4. No Default or Event of Default (each such term being defined in the Note Purchase Agreement) has occurred and is continuing under the Note Purchase Agreement.

         5. This Joinder Agreement shall be governed by the laws of the State of Michigan and shall be binding upon New Guarantor and its successors and assigns.

         IN WITNESS WHEREOF, the undersigned New Guarantor has executed and delivered this Joinder Agreement as of the date first above written.


                                                [NEW GUARANTOR]




                                                By:


                                                Its:



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


                      SCHEDULE OF BENEFICIARIES OF GUARANTY

SECOND AMENDED AND RESTATED 9.27% SENIOR NOTES DUE OCTOBER 1, 2001

American Pioneer Life Insurance Company of New York
American Progressive Life and Health Insurance Company of New York Federated Rural Electric Insurance Corp.
Tower Life Insurance Company
Physicians Life Insurance Company Vista 500
World Insurance Company
Vesta Fire Insurance Corporation
Mutual Protective Insurance Company
Medico Life Insurance Company

SECOND AMENDED AND RESTATED 9.49% SENIOR NOTES DUE JULY 1, 2001

Central States Health & Life Company of Omaha
The Charles Schwab Trust Company fbo Guaranty Income Life Insurance Company American Community Mutual Insurance
Central Re Corp. & Phoenix
CSA Fraternal Life
Kanawha Insurance Company
Old Guard Mutual Insurance Company
Connecticut General Life Insurance Company
Pan American Life Insurance Company
Phoenix Home Life Mutual Insurance Company
Ozark National Life Insurance Company

SECOND AMENDED AND RESTATED 10.37% SENIOR NOTES DUE NOVEMBER 1, 2001

Allstate Life Insurance Company
Connecticut General Life Insurance Company
Ace Property and Casualty Insurance Company (f.k.a. CIGNA Property and Casualty Insurance Company)
Phoenix Home Life Mutual Insurance Company
William Blair & Company, LLC



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